Exhibit 99.1
DELEK US HOLDINGS COMPLETES PURCHASE OF
RETAIL FUEL AND CONVENIENCE STORES FROM FAST PETROLEUM
FRANKLIN, Tenn. (July 13, 2006) — Delek US Holdings, Inc. (NYSE: DK) today announced that MAPCO Express, Inc., a wholly owned subsidiary, has completed the purchase of 40 retail fuel and convenience stores from Fast Petroleum, Inc., for approximately $42 million (excluding inventory). The Company had previously announced an agreement with Fast Petroleum to purchase 43 retail and fuel convenience stores, which are located in northwest Georgia and southeast Tennessee. The Company is continuing to work toward obtaining the third party consents necessary to complete the purchase of the remaining three convenience stores. The 43 stores produced total sales of approximately $111 million and sold approximately 46 million gallons of fuel in the 12 months ended December 31, 2005. The purchase was financed with a combination of cash proceeds from Delek’s recently completed IPO and MAPCO’s revolving credit facility, which was increased from $70 million to $120 million.
     Commenting on the announcement, Uzi Yemin, President and Chief Executive Officer of Delek US, said, “The successful purchase of these 40 convenience stores within 30 days of the signing of the definitive agreement reflects well on our ability to implement our acquisition strategies and enhances the reputation we have developed in our markets as a credible acquiror.”
     Safe Harbor Provisions Regarding Forward-Looking Statements: Statements in this press release that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements are based on the current expectations of Delek US Holdings, Inc. and its subsidiaries, and involve risks and uncertainties that could cause actual results and events to differ materially from the results and events anticipated or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: competition; changes in or compliance with applicable government regulations; increases in the prices of crude oil, other feedstocks and refined petroleum products; our ability to execute our strategy of growth through acquisitions; our ability to integrate acquisitions into our operations and achieve expected operating results from acquisitions; general economic and business conditions; dependence on certain suppliers; operating hazards, natural disasters, casualty losses, acts of terrorism and other matters beyond our control; seasonality; and other factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.
     About the Company: Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining and supply and on retail marketing. The company’s business consists of two main operating segments: refining and retail. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart,™ East Coast® and Discount Food Mart™ brand names.

Investor Relations Contact:
Assi Ginzburg	Scott Brittain
Vice President of Strategic Planning	Kristina Korte
Delek US Holdings, Inc.	Corporate Communications Inc.
615/224-1179	615-254-3376

U.S. Media Contact:	Israel Media Contact:
Paula Lovell	Lior Chorev
Lovell Communications Inc.	Arad Communications
615-297-7766	011-972-3-644-0404
615-972-2964 (Cell)
- END -